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                                                                   Exhibit 10.1

                           PRIVILEGED AND CONFIDENTIAL
                           ---------------------------

                           CFW Communications Company
                           401 Spring Lane, Suite 300
                                 P. O. Box 1990
                           Waynesboro, Virginia 22980


                                  May 17, 2000


Board of Directors
R&B Communications, Inc.
P.O. Box 174
Daleville, Virginia 24083

Attention:        J. Allen Layman
                  President

Ladies and Gentlemen:

         CFW Communications Company ("CFW") is pleased to make this proposal set forth in this letter of agreement to merge with R&B Communications Inc. ("R&B").

1. Merger and Share Exchange. CFW will acquire R&B by means of a merger (the
   -------------------------
"Merger") of a special purpose, wholly-owned subsidiary of CFW with and into R&B. R&B thereafter would be operated as a wholly-owned subsidiary of CFW. CFW and R&B will use their best efforts to make the Merger effective as soon as practicable following receipt of shareholder and regulatory approvals. Shareholders of R&B will receive CFW common stock in exchange for their R&B shares in the Merger. The transaction will be structured so as to be a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code and will be accounted for as a purchase. Following the Merger, CFW would change its name to "Intelos" or other mutually agreeable name.

2. Consideration. On the terms and conditions set forth in the Merger Agreement,
   -------------
each outstanding share of R&B common stock shall be exchanged for 60.27 shares of CFW common stock (the "Exchange Ratio"), provided that no more than 3.7 million shares of CFW common stock will be exchanged for all outstanding shares of R&B common stock. As of the closing, R&B shall not have more than 61,389 shares of common stock outstanding and no stock options outstanding. The CFW shares issued in the Merger shall be registered on Form S-4 with the Securities and Exchange Commission.

3. Interim Operations. From the date the parties sign the Merger Agreement until
   ------------------
the closing of the Merger Agreement, R&B shall be operated solely in the ordinary course, consistent with past practice, and, except as contemplated hereby and as scheduled in the Merger Agreement, no dividends or distributions in respect of R&B's capital stock, no capital expenditures (except as contemplated by a schedule to be attached to the Merger Agreement and setting forth R&B's 2000 capital expenditure budget), bonuses, severance agreements or other adjustments to compensation (except normally scheduled changes), employment agreements, collective bargaining or similar agreements, incurrence of any debt, and no changes in capital structure, shall be paid or made without prior written approval of CFW. The schedule to be attached to the Merger Agreement will include provisions for (i) year 2000 cash bonuses to be paid executive employees prior to the closing of the Merger Agreement aggregating $625,000 in accordance with Exhibit A hereto, (ii) immediately prior to the closing, payment of year
     ---------
2000 dividends of $260,903.25, (iii) execution and delivery by R&B of a lease agreement with the Layman Family, LLC, upon the terms and conditions set forth in Exhibit B, (iv) make Year 2000 profit sharing plan contributions consistent
   ---------
with past practice, (v) amendments to Salary Continuation Plan Agreements, by execution of agreements in the form of Exhibit C, and (vi) contribution of 4,231
                                       ---------
shares of Illuminet stock to the R&B Telephone Foundation (which Foundation will not be involved in the Merger).

4. Due Diligence. From and after the date hereof, CFW and its representatives
   -------------
will be provided with full access to R&B's books, records and premises upon reasonable notice to R&B and during regular business hours and also will be provided with copies of financial statements, tax returns, agreements and other materials as requested, which shall be kept confidential in accordance with the terms of the Confidentiality Agreement dated the date hereof between CFW and R&B. From and after the date hereof, R&B and their representatives will be provided with full access to CFW's books, records and premises upon reasonable notice to CFW and during regular business hours and also will be provided with copies of financial statements, tax returns, agreements and other materials as requested, which shall be kept confidential.

5. Certain Fees. CFW and R&B each shall pay its own fees and expenses and those
   ------------
of its attorneys, agents and advisers, provided that CFW and R&B shall be responsible for 80% and 20%, respectively, of the registration fee and related printing costs associated with obtaining shareholder approval of the Merger Agreement.

6. No Solicitation. R&B recognizes CFW will incur substantial expenses in
   ---------------
conducting a due diligence investigation of R&B, and in consideration for CFW's doing so, R&B agrees not to engage in, and to use its best efforts to cause its directors, officers, employees, agents and representatives of advisors, including counsel and financial advisors ("Representatives"), not to engage in, any negotiations (other than with CFW) with respect to any proposals relating to any business combination, tender offer or acquisition transaction involving the acquisition by any third party of all or any material portion of the stock or assets of R&B (any such proposal being a "Third-Party Offer" and any such acquisition being a "Third-Party Acquisition"), from the date of this Agreement and continuing through the earlier of (i) the termination of this letter of agreement, (ii) the Closing Date, or (iii) the termination of the Merger Agreement in accordance with its terms (the "Restricted Period"). In addition, R&B agrees that during the Restricted Period, it will not, and will not authorize or permit any of its Representatives, to directly or indirectly, solicit, consider or encourage any inquiries or proposals for (or which may reasonably be expected to lead to) any Third-Party Offer, or engage in discussions, conversations, negotiations or other communications with or provide any information to, or otherwise assist or cooperate with any person, entity or group for the purpose of, directly or indirectly, soliciting, considering or encouraging any Third-Party Offer. Immediately upon receipt of any Third-Party Offer or related inquiry during such period, R&B agrees to inform CFW of the fact of such Third-Party Offer or related inquiry, including, among other things, the identity of the third-party making such offer or inquiry.

         In consideration of the efforts and resources to be expended by CFW in its due diligence investigation of R&B and related matters, R&B agrees that in the event that it enters into a Third-Party Acquisition (or any letter of intent or other agreement relating to a Third-Party Acquisition) during the Restricted Period or within 12 months after the expiration of the Restricted Period with any third party with whom R&B or any Representative had contact during the Restricted Period in violation of this paragraph 6, R&B shall immediately become liable to pay, and pay, to CFW $2,500,000. The parties hereby agree that CFW would be substantially harmed as a result of such a violation of this paragraph 6, that the specific damages incurred by CFW would be difficult of determination, and that this amount constitutes a reasonable estimate of such damages to be incurred by CFW and shall constitute reasonable liquidated damages for a breach of this paragraph 6.

         CFW and R&B agree that the Merger Agreement shall set forth the terms and conditions under which R&B may furnish information to a party who has made a Third Party Offer. During the Restricted Period and prior to the execution of the definitive Merger Agreement, R&B agrees to be bound by the provisions of this paragraph 6.

     7.   Merger Agreement.
          ----------------

          (a) CFW and R&B will negotiate in good faith to agree upon the provisions of the Merger Agreement on the basis set forth in this proposal. The Merger Agreement shall contain usual and customary representations and warranties (and supporting disclosures), agreements pending closing and conditions and indemnification and other matters typically found in agreements relating to transactions of this type, size and complexity and otherwise satisfactory to the parties in form and substance. The Merger Agreement shall provide that CFW shall be indemnified for breaches of representations contained in the Merger Agreement relating to tax, environmental and employee matters. To fund this indemnification obligation, 10% of the shares to be issued by CFW in the Merger shall be placed in escrow (the "Escrowed Shares"). One-half of the Escrowed Shares (to the extent not subject to pending claim notices) will be released at the end of two years, and the balance will be released three years after the filing of the federal income tax return for the last period covering R&B's operations prior to the Merger. Notwithstanding the foregoing, CFW shall not be indemnified unless and until the amount of all indemnifiable losses exceeds the lesser of $100,000 per individual item or $500,000 in the aggregate; except in the event of an individual indemnifiable loss of $100,000 or more, CFW will be indemnified for the excess over $100,000 even though aggregate indemnifiable losses have not exceeded $500,000 (which excess shall not be counted against the $500,000 threshold).

          (b) Conditions to closing under the Merger Agreement shall include that, if required by the Virginia Stock Corporation Act, CFW's shareholders shall have approved an increase in the size of CFW's Board of Directors, as contemplated by this letter of agreement, and an increase in CFW's authorized shares of common stock. CFW and R&B agree to use their best efforts, subject to the terms of this letter of agreement, to have the Merger Agreement executed and delivered by May 26, 2000 and in no event later than June 30, 2000. Execution of the Merger Agreement by CFW shall be subject to the following:

          (i) the approval of the Merger Agreement and the transactions contemplated therein by the Board of Directors of R&B and by the Board of Directors of CFW in compliance with paragraph 17 hereof;

          (ii) R&B (i) shall have conducted its business only in the ordinary course and in accordance with paragraph 3 of this letter of agreement and shall have maintained and preserved its organization, goodwill and properties, and (ii) shall not have made any material change to its financial statements, except as required by the operation of the business in the ordinary course or to conform to generally accepted accounting principles, or prepaid any indebtedness, changed depreciation or amortization methods, delayed incurring budgeted expenses or deviated from usual and customary terms with suppliers, lessors, customers or buyers;

          (iii) each of the R&B employees shall have agreed to waive his "change in control" rights under the Salary Continuation Plan Agreement; and

          (iv) there shall not have been any material adverse changes in the assets, properties, liabilities, financial condition or results of operations of R&B, excluding items identified in R&B's 2000 business plan.

          (c) Execution of the Merger Agreement by R&B shall be subject to the following:

          (i) approval of the Merger Agreement and the transactions contemplated therein by the Board of Directors of CFW and by the Board of Directors of R&B in compliance with paragraph 17 hereof.

          (ii) there shall not have been any material adverse changes in the assets, properties, liabilities, financial condition or results of operations of CFW, excluding (i) changes relating to or resulting from acquisitions or divestitures, (ii) changes consistent with current trends disclosed in CFW's 1999 annual report to shareholders and its reports previously filed with the Securities and Exchange Commission and (iii) items identified in CFW's 2000 business plan.

     8.   Shareholder Approval. Following execution of the Merger Agreement, the
          --------------------
Boards of Directors of each of CFW and R&B shall:

          (a) proceed promptly to call a meeting of each of their shareholders, to be held as soon as practicable, for the purpose of voting on the transactions contemplated herein;

          (b) recommend approval by CFW's stockholders or R&B's shareholders, as the case may be, of the transactions contemplated herein; and

          (c) use each of their best commercially reasonable efforts to solicit sufficient proxies to obtain such approval.

     9.    Regulatory Approvals. R&B and CFW will cooperate with each other in
           --------------------
the preparation of all filings, if any, with respect to the transactions contemplated herein required to be made with the Federal Communications Commission (the "FCC"), the Virginia State Corporation Commission (the "SCC") and with the Federal Trade Commission (the "FTC") and the Department of Justice under the Antitrust Improvements Act of 1976. In the event that the FCC, the SCC, the FTC or the Department of Justice requires any additional information with respect to the transactions, CFW and R&B will cooperate with each other in promptly obtaining and preparing such information and delivering it to the FCC, the SCC, the FTC and the Department of Justice.

     10.   R&B Representations and Warranties. R&B represents and warrants to
           ----------------------------------
the CFW as follows:

           (a) Organization; Standing and Power. R&B is a corporation duly
               ------------
     organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. R&B is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a material adverse effect on R&B and its subsidiaries, taken as a whole.

           (b) Authority. The execution, delivery and performance of this letter
               ---------
     of agreement and of all of the other documents and instruments required hereby by R&B are within the corporate power of R&B. The execution and delivery of this letter of agreement and the consummation of the transactions contemplated hereby have been duly authorized by R&B's Board of Directors and no other corporate action on the part of R&B is necessary to authorize this agreement or to consummate the transactions contemplated herein, other than approval of the Merger Agreement by R&B's Board of Directors and other than R&B shareholder approval of the Merger. This letter of agreement and all other documents and instruments required to be executed and delivered by R&B hereby have been or will be duly and validly executed and delivered by R&B and constitute or will constitute valid and binding agreements of R&B, enforceable against R&B in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

           (c) No Violations. Assuming the required R&B shareholder approval is
               -------------
     obtained in order to consummate the transactions contemplated hereby, neither the execution, delivery and performance of this letter of agreement nor the consummation of the transactions contemplated hereby by R&B will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of R&B, (b) subject to receipt of regulatory and other third-party consents (which R&B has no reason to believe will not be readily available), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract or other instrument or obligation binding upon R&B, or (c) violate any order, writ, injunction, decree or law in effect as of the date of this letter of agreement and applicable to R&B, or any of its properties or assets.

          (d) Opinion of Financial Advisor. R&B has received an opinion from its
              ----------------------------
     financial advisor to the effect that, as of the date this letter of agreement is executed by R&B, the Exchange Ratio is fair to the R&B shareholders from a financial point of view.

          (e) State Takeover Statutes; Anti-Takeover Provisions. The provisions
              -------------------------------------------------
     of Article 14 and Article 14.1 of the Virginia Stock Corporation Act do not apply to R&B. R&B has taken all actions with respect to any anti-takeover provisions of R&B's Bylaws or Articles of Incorporation necessary to enter into and consummate this letter of agreement.

     11.  CFW Representations and Warranties. CFW represents and warrants to R&B
          ----------------------------------
as follows:

          (a) Organization; Standing and Power. CFW is a corporation duly
              ---------------------------------
     organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. CFW is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a material adverse effect on CFW and its subsidiaries, taken as a whole.

          (b) Authority. The execution, delivery and performance of this letter
              ---------
     of agreement and of all of the other documents and instruments required hereby by CFW are within the corporate power of CFW. The execution and delivery of this letter of agreement and the consummation of the transactions contemplated hereby have been duly authorized by CFW's Board of Directors and no other corporate action on the part of CFW is necessary to authorize this agreement or to consummate the transactions contemplated herein, other than approval of the Merger Agreement by CFW's Board of Directors and other than CFW shareholder approval of the issuance by CFW of its Common Stock in the Merger and of an increase in CFW's authorized shares of common stock sufficient to fund the Exchange Ratio. This letter of agreement and all other documents and instruments required to be executed and delivered by CFW hereby have been or will be duly and validly executed and delivered by CFW and constitute or will constitute valid and binding agreements of CFW, enforceable against CFW in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

          (c) No Violations. Assuming the required CFW shareholder approval is
              -------------
     obtained in order to consummate the transactions contemplated hereby, neither the execution, delivery and performance of this letter of agreement nor the consummation of the transactions contemplated hereby by CFW will
     (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaw of CFW, (b) subject to receipt of regulatory and other third party consents (which CFW has no reason to believe will not be available), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract or other instrument or obligation binding upon CFW, or (c) violate any order, writ, injunction, decree or law in effect as of the date of this letter of agreement and applicable to CFW, or any of its properties or assets.

          (d) Opinion of Financial Advisor. CFW has received an opinion from its
              ----------------------------
     financial advisor to the effect that, as of the date of this letter of agreement, the Exchange Ratio is fair to CFW from a financial point of view.

     12. Board Size. As of the closing of the Merger, CFW shall increase the
         ----------
number of its Board of Directors to include two designees of R&B (the "R&B Designees"). The initial R&B Designees shall be J. Allen Layman and John B. Williamson, III.

     13. Employee Arrangements. CFW shall provide benefits for certain R&B
         ---------------------
employees substantially in accordance with the terms set forth in Exhibit D attached hereto.

     14. Other Agreements.
         ----------------

          (a) If CFW's shareholders do not approve the Merger at the CFW shareholders meeting called to consider the Merger, CFW shall reimburse R&B for the reasonable out-of-pocket costs incurred in connection with this letter of agreement, the Merger Agreement and the proposed Merger, not to exceed $500,000.

          (b) Each of the shareholders listed on Exhibit E shall agree, for a
                                                 ---------
     period of two years, not to transfer during any three-month period more than that number of shares of CFW common stock shown on Exhibit E as the
                                                             ---------
     shareholder's "Quarterly Restriction."

          (c) Following the Merger, for purposes of determining eligibility and vesting under CFW's employee benefit plans (including health insurance and vacation plans), an employee's period of employment with R&B will count as service with CFW, but will not count in determining the level of benefits under CFW's defined benefit pension plan.

     15. Confidentiality. The parties hereto have executed a Confidentiality
         ---------------
Agreements dated as of the date hereof (a copy of which is attached hereto), which shall remain in full force and effect. In addition, in the event that either CFW or R&B decides to issue a press release or make a public statement regarding this letter of agreement, the Merger Agreement or the proposed Merger, then the other party shall have the opportunity to review and comment on such press release or statement prior to any public disclosure.

     16. Termination. If the parties have not executed a Merger Agreement on or
         -----------
before June 30, 2000, either party may terminate this letter of agreement by providing the other party with written notice of such termination not less than 48 hours prior to the termination time. Upon termination in accordance with this paragraph 16, all obligations of the parties (other than those obligations provided for in paragraphs 5, 6 and 15 that are by their nature continuing) shall terminate as of such termination time.

     17. Binding Letter of Agreement. It is expressly understood and agreed that
         ---------------------------
this is a binding letter of agreement, legally committing the parties to consummate the transactions contemplated herein, subject to satisfaction of the terms and conditions set forth herein. The parties agree to negotiate in good faith a definitive Merger Agreement, which will contain, without limitation, the terms and conditions set forth in this letter agreement. Until execution of the definitive Merger Agreement, the parties shall be under obligation to each other as expressly set forth in this letter of agreement.

     If the foregoing accords with our mutual understandings and agreements, kindly so indicate by signing a counterpart in the place indicated below and returning it to me. This offer will expire if a signed counterpart of this letter of agreement and an executed voting agreement by the shareholders listed on Exhibit E representing at least a majority of R&B's outstanding common stock
   ---------
are not received by 5:00 p.m. Eastern Time on May 18, 2000. R&B shall use its best efforts to promptly thereafter obtain the executed voting agreement of the remaining shareholders listed on Exhibit E.
                                 ---------

                                      Very truly yours,

                                      CFW COMMUNICATIONS COMPANY



                                      By:
                                         --------------------------------
                                          James S. Quarforth
                                          Chairman of the Board
                                            and Chief Executive Officer


AGREED TO AND ACCEPTED
AS OF MAY 17, 2000
PURSUANT TO APPROVAL OF
THE BOARD OF DIRECTORS


R&B COMMUNICATIONS, INC.



By:
   -----------------------------------------
     J. Allen Layman
     President and Chief Executive Officer